   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 2004

                                                     REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        DIAMOND OFFSHORE DRILLING, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          1381                         76-0321760
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                         15415 KATY FREEWAY, SUITE 100
                           HOUSTON, TEXAS 77094-1850
                                 (281) 492-5300
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             WILLIAM C. LONG, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        DIAMOND OFFSHORE DRILLING, INC.
                         15415 KATY FREEWAY, SUITE 100
                              HOUSTON, TEXAS 77094
                                 (281) 492-5300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                WITH A COPY TO:

                            SHELTON M. VAUGHAN, ESQ.
                                DUANE MORRIS LLP
                       3200 SOUTHWEST FREEWAY, SUITE 3150
                              HOUSTON, TEXAS 77027
                                 (713) 402-3900
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
      SECURITIES TO BE            AMOUNT TO BE           OFFERING            AGGREGATE           REGISTRATION
         REGISTERED                REGISTERED       PRICE PER UNIT(1)    OFFERING PRICE(1)           FEE
-----------------------------------------------------------------------------------------------------------------
5.15% Senior Notes Due
  2014.......................     $250,000,000             100%             $250,000,000           $29,425
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR EXCHANGE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 2004

PRELIMINARY PROSPECTUS

                     (DIAMOND OFFSHORE DRILLING, INC. LOGO)

                        DIAMOND OFFSHORE DRILLING, INC.

                                  $250,000,000

                       OFFER TO EXCHANGE ALL OUTSTANDING
                    5.15% SENIOR NOTES DUE SEPTEMBER 1, 2014
                                      FOR
                    5.15% SENIOR NOTES DUE SEPTEMBER 1, 2014
                  REGISTERED UNDER THE SECURITIES ACT OF 1933

     We are offering to exchange our outstanding notes described above for the new, registered notes described above. In this prospectus we refer to the outstanding notes as the "old notes" and our new notes as the "registered notes," and we refer to the old notes and the registered notes, together, as the "notes." The form and terms of the registered notes are substantially identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system and there may be no active trading market for them.

EXCHANGE OFFER

     - The exchange offer expires at 5:00 P.M., New York City time, on
                 , 2005, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

     - All old notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

     - The exchange offer is subject to customary conditions, including that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission or be prohibited or impaired by any action or proceeding that has been instituted or threatened with respect to the exchange offer.

     - We will not receive any cash proceeds from the exchange offer.

REGISTERED NOTES

     - We will pay interest on the registered notes on March 1 and September 1 of each year. The first such payment will be made on March 1, 2005. We have the option to redeem all or a portion of the registered notes at any time at the redemption prices set forth in this prospectus.

     YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2005.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, relating to the exchange offer. That registration statement includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. That information is available from us without charge to holders of the old notes.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and the information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public from the SEC's Internet site at http://www.sec.gov or from our Internet site at http://www.diamondoffshore.com. However, the information on our Internet site does not constitute a part of this prospectus.

     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring to the documents containing that information. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information filed with or furnished to the SEC that is not deemed incorporated) will automatically update and supersede information previously included.

     We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering made by this prospectus is completed:

     - Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

     - Our proxy statement on Schedule 14A filed March 29, 2004;

     - Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

     - Our current reports on Form 8-K filed with the SEC on August 25, 2004, August 27, 2004, September 1, 2004, September 16, 2004, September 21, 2004, October 1, 2004 and October 18, 2004.

     You may request a copy of these filings at no cost (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference into the filing), by writing or telephoning us at the following address or telephone number:

     Diamond Offshore Drilling, Inc.
     15415 Katy Freeway, Suite 100
     Houston, Texas 77094
     Attention: Investor Relations
     Telephone: (281) 492-5300.

     IN ORDER TO OBTAIN DELIVERY OF ANY FILINGS OR OTHER DOCUMENTS FROM US ON A TIMELY BASIS AND BEFORE YOU MAKE AN INVESTMENT DECISION WITH RESPECT TO THE EXCHANGE OFFER, YOU MUST DELIVER YOUR REQUEST SO THAT WE RECEIVE IT NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION AND, IN ANY EVENT, NO LATER THAN FIVE BUSINESS DAYS BEFORE THE TIME OF EXPIRATION.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "Diamond Offshore," "we," "our company," "our" and "us" refer to Diamond Offshore Drilling, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified.

                        DIAMOND OFFSHORE DRILLING, INC.

     We are a leading global offshore oil and gas drilling contractor. Our fleet, which is comprised of 30 semisubmersible rigs, 14 jack-up rigs and one drillship, is one of the world's largest.

     We drill in the waters of North America, South America, Europe, Africa, Asia and Australia. We offer comprehensive drilling services to the global energy industry.

     Our principal executive offices are located at 15415 Katy Freeway, Houston, Texas 77094, and our telephone number at that location is (281) 492-5300.

                               THE EXCHANGE OFFER

     On August 27, 2004, Diamond Offshore Drilling, Inc. issued $250.0 million aggregate principal amount of its 5.15% senior notes due September 1, 2014, in a transaction exempt from registration under the Securities Act. We refer to the issuance of the old notes in this prospectus as the "original issuance."

     At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms as the old notes, and to offer to exchange the registered notes for the old notes. We refer to this agreement in this prospectus as the "registration rights agreement."

     If (but only if) you are eligible to exchange your old notes for registered notes and you satisfy the conditions set forth below under "-- Resales of the Registered Notes", we believe that the registered notes issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

Registration Rights
Agreement.....................   Under the registration rights agreement, we are
                                 obligated to offer to exchange the old notes for registered notes with terms substantially identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                 The registration rights agreement requires us to file a registration statement for a continuous "shelf" offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely transferable registered notes in the exchange offer as a result of a change in existing SEC interpretations, if the exchange offer has not been completed by April 9, 2005 or if you are ineligible to participate in the exchange offer and you timely notify us that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer -- Purpose and Effect -- Registration Rights."

The Exchange Offer............   Diamond Offshore Drilling, Inc. is offering to
                                 exchange $1,000 principal amount of its 5.15% senior notes due 2014, which have been registered under the Securities Act, for each $1,000 principal amount of its unregistered
                                 5.15% senior notes due 2014 that were issued in the original issuance.

                                 In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be accepted and exchanged.

                                 As of this date, $250.0 million aggregate principal amount of notes are outstanding.

                                 We will issue the registered notes promptly after the time of expiration.

Resales of the Registered
Notes.........................   Except as described below, we believe that the
                                 registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration provisions of the Securities Act if (but only if) you meet the following conditions:

                                 (1) you are not our affiliate, as that term is defined in Rule 405 under the Securities Act;

                                 (2) if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

                                 (3) the registered notes are acquired by you in the ordinary course of your business;

                                 (4) you are not engaging in and do not intend to engage in a distribution of the registered notes; and

                                 (5) you do not have an arrangement or
                                 understanding with any person to participate in the distribution of the registered notes.

                                 Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

                                 If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

                                 Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for those old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Expiration Date...............   The exchange offer will expire at the time of
                                 expiration, which is 5:00 P.M., New York City
                                 time, on           , 2005, unless we decide to
                                 extend the exchange offer.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, including that the exchange offer would not violate any applicable law, regulation or interpretation of the staff of the SEC or be prohibited or impaired by any action or proceeding that has been instituted or threatened with respect to the exchange offer. In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described below under "Procedures for Tendering
                                 Old Notes Held in the Form of Book-Entry
                                 Interests." See "The Exchange
                                 Offer -- Conditions."

Procedures for Tendering Old
Notes Held in the Form of
Book-Entry Interests..........   The old notes were issued as global notes in
                                 fully registered form without interest coupons.
                                 Beneficial interests in the old notes held by direct or indirect participants in The
                                 Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

                                 If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent prior to the time of expiration of the exchange offer either:

                                 - a written or facsimile copy of a properly
                                   completed and duly executed letter of
                                   transmittal for your notes, including all other documents required by the letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

                                 - a computer-generated message transmitted by
                                   means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

                                 The exchange agent must also receive prior to the time of expiration of the exchange offer either:

                                 - a timely confirmation of book-entry transfer
                                   of your old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Book-Entry Transfer;" or

                                 - the documents necessary for compliance with
                                   the guaranteed delivery procedures described below.

                                 A letter of transmittal for your notes
                                 accompanies this prospectus. By executing the letter of transmittal for your notes or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                 - you are not an affiliate of ours;

                                 - you are not a broker-dealer that acquired the
                                   old notes that you are sending to us directly from us;

                                 - the registered notes to be acquired by you in
                                   the exchange offer are being acquired by you in the ordinary course of your business;

                                 - you are not engaging in and do not intend to
                                   engage in a distribution of the registered notes; and

                                 - you do not have an arrangement or
                                   understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering
Certificated Old Notes........   If you are a holder of book-entry interests in
                                 the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of the Registered Notes -- Form, Denomination,
                                 Transfer, Exchange and Book-Entry
                                 Procedures -- Exchanges of Book-Entry Notes for
                                 Certificated Notes." If you acquire
                                 certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering -- Certificated Old Notes."

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of old notes
                                 and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer -- Procedures for
                                 Tendering -- Procedures Applicable to All
                                 Holders."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes in the
                                 exchange offer and:

                                 (1) they are not immediately available;

                                 (2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

                                 (3) you cannot complete the procedure for book-entry transfer on a timely basis,

                                 you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of Registered
Notes.........................   Except under the circumstances described above
                                 under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes which are properly tendered and not withdrawn prior to the time of expiration. The registered notes to be issued to you in exchange offer will be delivered promptly following the time of expiration. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal....................   You may withdraw the tender of your old notes
                                 at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent................   JPMorgan Chase Bank, N.A. is serving as the
                                 exchange agent in connection with the exchange offer.

Consequences of Failure to
Exchange......................   If you do not participate in the exchange offer
                                 for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See
                                 "The Exchange Offer -- Consequences of Failure to Exchange."

United States Federal Income
Tax Consequences of the
Exchange Offer................   The exchange of old notes for registered notes
                                 will not be a taxable event for United States federal income tax purposes. See "Certain
                                 United States Federal Income Tax Consequences."

                              THE REGISTERED NOTES

Issuer........................   Diamond Offshore Drilling, Inc.

Registered Notes..............   $250,000,000 aggregate principal amount of
                                 5.15% Senior Notes due 2014 registered under the Securities Act.

Maturity Date.................   September 1, 2014.

Interest......................   5.15% per year on the principal amount, payable
                                 semiannually in arrears on March 1 and
                                 September 1 of each year, beginning March 1, 2005. Interest will accrue from August 27,
                                 2004, the date of the original issuance.

Ranking.......................   The registered notes will be unsecured and
                                 unsubordinated obligations and will rank equal in right of payment to all our existing and future unsecured and unsubordinated indebtedness. However, the registered notes will be effectively subordinated to all existing and future obligations of our subsidiaries. As of September 30, 2004, Diamond
                                 Offshore Drilling, Inc. had approximately
                                 $1,176.6 million of total indebtedness
                                 outstanding.

                                 As of September 30, 2004, our subsidiaries had approximately $24.8 million of outstanding obligations.

Sinking Fund..................   None.

Redemption of Registered Notes
at Our Option.................   We may redeem all or a portion of the
                                 registered notes for cash at any time or from time to time, on at least 15 days but not more than 60 days prior written notice, at a redemption price equal to the greater of (1)
                                 100% of the principal amount of the registered notes to be redeemed or (2) the sum of the present values of the principal amount of the registered notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the registered notes to be redeemed (excluding interest accrued to the redemption date), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis at the specified treasury rate plus 20 basis points, plus, in either case, accrued and unpaid interest on the principal amount of the registered notes redeemed to the date of redemption. See "Description of the Registered
                                 Notes -- Optional Redemption."

Certain Covenants.............   The indenture governing the registered notes
                                 contains covenants that limit, among other things, subject to certain exceptions, our ability to:

                                 - consolidate with or merge into another entity
                                   or convey or transfer our properties and assets substantially as a whole;

                                 - create liens; and

                                 - enter into a sale and lease-back transaction
                                   covering any drilling rig or drillship. See
                                   "Description of the Registered Notes --
                                   Consolidation, Merger, Sale or Conveyance" and "Description of the Registered
                                   Notes -- Covenants."

Use of Proceeds...............   We will not receive any cash proceeds upon
                                 completion of the exchange offer. See "Use of Proceeds."

Form of Registered Notes......   The registered notes will be issued in
                                 book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York.
                                 Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of the
                                 Registered Notes -- Form, Denomination,
                                 Transfer, Exchange and Book-Entry Procedures."

Registration Rights...........   We may be required to provide a shelf
                                 registration statement to cover resales of the old notes under certain circumstances. If we fail to satisfy these obligations, we may be required to pay you liquidated damages. See
                                 "The Exchange Offer -- Purpose and
                                 Effect -- Registration Rights."

Risk Factors..................   You should carefully consider the specific
                                 factors set forth under "Risk Factors," as well as the other information and data included elsewhere or incorporated by reference in this prospectus, before making an investment decision.

                                  RISK FACTORS

     An investment in the notes involves a high degree of risk. In considering whether to participate in the exchange offer, you should consider carefully the following matters, in addition to the other information included or incorporated by reference in this prospectus.

RISKS RELATING TO OUR BUSINESS

  OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.

     Our business depends on the level of activity in offshore oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

     - the political environment of oil-producing regions;

     - worldwide demand for oil and gas;

     - the ability of the Organization of Petroleum Exporting Countries, commonly called OPEC, to set and maintain production levels and pricing;

     - the level of production in non-OPEC countries;

     - the policies of the various governments regarding exploration and development of their oil and gas reserves; and

     - advances in exploration and development technology.

  OUR INDUSTRY IS HIGHLY COMPETITIVE AND CYCLICAL, WITH INTENSE PRICE
  COMPETITION.

     The offshore contract drilling industry is highly competitive with numerous industry participants, none of which at the present time has a dominant market share. Some of our competitors may have greater resources than we do.

     Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment may also be considered.

     Our industry has historically been cyclical. There have been periods of high demand, short rig supply and high dayrates, followed by periods of lower demand, excess rig supply and low dayrates. Periods of excess rig supply intensify the competition in the industry and often result in rigs being idle for long periods of time. Although oil and natural gas prices are currently significantly above historical averages, customer demand and contract pricing for various classes of equipment within the offshore drilling industry have not matched these increases due to uncertainty among oil producers as to whether the high level of product prices would continue.

  OUR DRILLING CONTRACTS MAY BE TERMINATED DUE TO EVENTS BEYOND OUR CONTROL.

     Our customers may terminate some of our term drilling contracts if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. In addition, some of our drilling contracts permit the customer to terminate the contract after specified notice periods by tendering contractually specified termination amounts. During depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.

  RIG CONVERSIONS, UPGRADES OR NEWBUILDS MAY BE SUBJECT TO DELAYS AND COST OVERRUNS.

     From time to time we may undertake to add new capacity through conversions or upgrades to rigs or through new construction. These projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

     - shortages of equipment, materials or skilled labor;

     - unscheduled delays in the delivery of ordered materials and equipment;

     - unanticipated cost increases;

     - weather interferences;

     - difficulties in obtaining necessary permits or in meeting permit conditions;

     - design and engineering problems; and

     - shipyard failures.

  OUR BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS.

     Our operations are subject to the usual hazards inherent in drilling for oil and gas offshore, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings or fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. In addition, offshore drilling operators are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by oil and gas companies.

     Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable, and we do not typically retain loss-of-life insurance policies to cover our rigs. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks, including war risk. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

  OUR INTERNATIONAL OPERATIONS INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH DOMESTIC OPERATIONS.

     We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:

     - war, terrorist activities and civil disturbances;

     - expropriation of property or equipment;

     - the inability to repatriate income or capital; and

     - changing taxation policies.

     International contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:

     - the equipping and operation of drilling units;

     - repatriation of foreign earnings;

     - oil and gas exploration and development;

     - taxation of offshore earnings and earnings of expatriate personnel; and

     - use and compensation of local employees and suppliers by foreign contractors.

     Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so. In addition, some foreign governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.

  FLUCTUATIONS IN EXCHANGE RATES AND NONCONVERTIBILITY OF CURRENCIES COULD RESULT IN LOSSES TO US.

     Due to our international operations, we may experience currency exchange losses where revenues are received and expenses are paid in nonconvertible currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation.

  FAILURE TO RETAIN HIGHLY SKILLED PERSONNEL COULD HURT OUR OPERATIONS.

     We require highly skilled personnel to operate and provide technical services and support for our drilling units. To the extent demand for drilling services and the size of the worldwide industry fleet increase, shortages of qualified personnel could arise, creating upward pressure on wages, which could adversely affect our results of operations.

  GOVERNMENTAL LAWS AND REGULATIONS MAY ADD TO OUR COSTS OR LIMIT OUR DRILLING ACTIVITY.

     Our operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas exploration industry and, accordingly, is affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.

  COMPLIANCE WITH OR BREACH OF ENVIRONMENTAL LAWS CAN BE COSTLY AND COULD LIMIT OUR OPERATIONS.

     In the United States, regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment apply to some of our operations. For example, our company, as an operator of mobile offshore drilling units in navigable United States waters and some offshore areas, may be liable for damages and costs incurred in connection with oil spills for which we are held responsible. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of that person. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of operations.

  WE ARE CONTROLLED BY A SINGLE STOCKHOLDER, WHICH COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST.

     Loews Corporation, which we refer to as Loews, beneficially owns approximately 54.5% of our outstanding shares of common stock and is in a position to control actions that require the consent of stockholders, including the election of directors, amendment of our Restated Certificate of Incorporation and any merger or sale of substantially all of our assets. In addition, three officers of Loews serve on our

Board of Directors. One of those, James S. Tisch, the Chief Executive Officer and Chairman of the Board of our company, is also the chief executive officer and a director of Loews. We have also entered into a services agreement and a registration rights agreement with Loews and we may in the future enter into other agreements with Loews.

     Loews and its subsidiaries (other than us) and we are generally engaged in businesses sufficiently different from each other as to make conflicts as to possible corporate opportunities unlikely. However, it is possible that Loews may in some circumstances be in direct or indirect competition with us, including competition with respect to certain business strategies and transactions that we may propose to undertake. In addition, potential conflicts of interest exist or could arise in the future for such directors with respect to a number of areas relating to the past and ongoing relationships of Loews and us, including tax and insurance matters, financial commitments and sales of common stock pursuant to registration rights or otherwise. Although the affected directors may abstain from voting on matters in which our interests and those of Loews are in conflict so as to avoid potential violations of their fiduciary duties to stockholders, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations. Our directors are subject to our Code of Business Conduct and Ethics, but we have not adopted any other policies, procedures or practices to reduce or avoid these conflicts. We cannot assure you that these conflicts of interest will not materially adversely affect us.

RISKS RELATING TO THE REGISTERED NOTES AND THE EXCHANGE OFFER

  OUR HOLDING COMPANY STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     The notes are obligations exclusively of Diamond Offshore Drilling, Inc. We are a holding company and substantially all operations are conducted by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon their earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in the profits or a distribution of those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

  OUR DEBT AGREEMENTS ALLOW US TO INCUR SIGNIFICANTLY MORE DEBT, WHICH, IF INCURRED, COULD EXACERBATE THE OTHER RISKS DESCRIBED IN THIS PROSPECTUS.

     The terms of our debt instruments permit us to incur additional indebtedness. Such debt may be necessary to comply with regulatory obligations to maintain our assets, to satisfy regulatory service obligations, to adequately respond to competition or for financial reasons alone. Incremental borrowings or borrowings at maturities that impose additional financial risks to our various efforts to improve our financial condition and results of operations would exacerbate the other risks described in this prospectus.

  OTHER THAN COVENANTS LIMITING LIENS, CERTAIN SALE AND LEASEBACK TRANSACTIONS AND CERTAIN CORPORATE TRANSACTIONS, THE INDENTURE GOVERNING THE NOTES DOES NOT CONTAIN RESTRICTIVE COVENANTS.

     The indenture governing the notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants limiting any of the following:

     - the incurrence of additional indebtedness by us or our subsidiaries;

     - the issuance of stock of our subsidiaries;

     - the payment of dividends and certain other payments by us and our subsidiaries;

     - our creation of restrictions on the ability of our subsidiaries to make payments to us;

     - our ability to enter into certain transactions with affiliates; or

     - our ability to enter into a transaction constituting a change of control.

  IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID.

     Following the exchange offer, old notes that you do not tender or we do not accept will continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue registered notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited and this may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold following completion of the exchange offer.

  THERE MAY BE NO ACTIVE TRADING MARKET FOR THE REGISTERED NOTES.

     The registered notes are a new issue of securities for which there is currently no active trading market. We do not intend to apply for listing the registered notes on any securities exchange or automated quotation system. If the registered notes are traded after they are initially issued, they may trade at a discount from their initial offering price. The trading price of the registered notes will depend on the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. If an active market does not develop or is not maintained, the trading price and liquidity of the registered notes may be adversely affected.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include the information concerning possible or assumed future results of operations of our company, including statements about the following subjects:

     - future market conditions and the effect of such conditions on our future results of operations

     - interest rate and foreign exchange risk

     - business strategy

     - growth opportunities

     - competitive position

     - market outlook

     - expected financial position

     - expected results of operations

     - future cash flows

     - future operations outside the United States

     - future contractual obligations

     - future dividends

     - financing plans

     - tax planning

     - budgets for capital and other expenditures

     - timing and cost of completion of rig upgrades and other capital projects

     - plans and objectives of management

     - performance of contracts

     - outcomes of legal proceedings

     - compliance with applicable laws

     - adequacy of insurance

     - future uses of and requirements for financial resources

     - expenditures, delivery dates and drilling contracts related to conversion or upgrade projects

     Forward-looking statements in this prospectus or incorporated by reference are identifiable by use of the following words and other similar expressions, among others:

- "anticipate"                              - "may"
- "believe"                                 - "might"
- "budget"                                  - "plan"
- "could"                                   - "predict"
- "estimate"                                - "project"
- "expect"                                  - "should"
- "forecast"                                - "will"
- "intend"

     The factors discussed above under "Risk Factors" and in the documents we incorporate by reference into this prospectus could affect our future results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements included in this prospectus or incorporated by reference. These factors include, among others:

     - general economic and business conditions

     - worldwide demand for oil and gas

     - oil and natural gas price fluctuations and related market expectations

     - market conditions in the offshore contract drilling industry, including dayrates and utilization levels

     - the ability of OPEC to set and maintain production levels and pricing, and the level of production in non-OPEC countries

     - policies of the various governments regarding exploration and development of oil and natural gas reserves

     - casualty losses

     - industry fleet capacity

     - changes in foreign and domestic oil and gas exploration, development and production activity

     - competition

     - changes in foreign, political, social and economic conditions

     - risks of international operations, compliance with foreign laws and taxation policies and expropriation or nationalization of equipment and assets

     - foreign exchange and currency fluctuations and regulations, and the inability to repatriate income or capital

     - risks of war, military operations, other armed hostilities, terrorist acts and embargoes

     - regulatory initiatives and compliance with governmental regulations

     - compliance with environmental laws and regulations

     - advances in exploration and development technology

     - changes in offshore drilling technology, which could require significant capital expenditures in order to maintain competitiveness

     - the political environment of oil-producing regions

     - operating hazards inherent in drilling for oil and gas offshore

     - effects of litigation

     - cost, availability and adequacy of insurance

     - adequacy of our sources of liquidity

     - availability of qualified personnel to operate and service our drilling rigs

     - risks of potential contractual liabilities pursuant to our various drilling contracts in effect from time to time

     - risks inherent in turnkey operations, including the risk of failure to complete a well and cost overruns

     - customer preferences and

     - various other matters, many of which are beyond our control.

     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding old notes in like principal amount. The form and terms of the registered notes are substantially identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. The outstanding old notes surrendered in exchange for the registered notes will be retired and marked as cancelled and cannot be reissued.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                   ------------------   ---------------------------------
                                    2004        2003    2003   2002   2001   2000   1999
                                   ------      ------   ----   ----   ----   ----   -----
Ratio of earnings to fixed
  charges........................    N/A         N/A    N/A    4.51   9.87   4.97   15.64

     The deficiency in our earnings available for fixed charges for the nine months ended September 30, 2004 and 2003 was approximately $23.5 million and $60.5 million, respectively. The deficiency in our earnings available for fixed charges for the year ended December 31, 2003 was approximately $55.3 million. For all periods presented, the ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income from continuing operations plus income taxes and fixed charges. Fixed charges include (1) interest, whether expensed or capitalized, (2) amortization of debt issuance costs, whether expensed or capitalized, and (3) one-third of rent expense, which we believe represents the interest factor attributable to rent.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain historical consolidated financial data relating to our company. The selected consolidated financial data are derived from our financial statements as of and for the periods presented. You should read the selected consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K and on our Quarterly Reports on Form 10-Q incorporated by reference in this prospectus.

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                        -----------------------   --------------------------------------------------------------
                           2004         2003         2003         2002         2001         2000         1999
                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues........  $  577,342   $  493,256   $  680,941   $  752,561   $  924,300   $  684,501   $  858,868
Operating (loss)
  income..............     (11,534)     (47,557)     (38,323)      51,984      225,410       71,499      224,285
Net (loss) income.....     (18,526)     (49,716)     (48,414)      62,520      173,823       72,281      156,071
Net (loss) income per
  share:
  Basic...............       (0.14)       (0.38)       (0.37)        0.48         1.31         0.53         1.15
  Diluted.............       (0.14)       (0.38)       (0.37)        0.47         1.26         0.53         1.11
BALANCE SHEET DATA:
Drilling and other
  property and
  equipment, net......  $2,190,616   $2,270,377   $2,257,876   $2,164,627   $2,002,873   $1,931,182   $1,737,905
Total assets..........   3,341,576    3,137,293    3,135,019    3,256,308    3,493,071    3,073,191    2,674,865
Long-term debt
  (excluding current
  maturities).........     722,220      936,075      928,030      924,475      920,636      856,559      400,000
OTHER FINANCIAL DATA:
Capital
  expenditures(1).....  $   69,719   $  240,916   $  272,026   $  340,805   $  268,617   $  323,924   $  324,133
Cash dividends
  declared per
  share...............      0.1875        0.375        0.438         0.50         0.50         0.50         0.50

---------------

(1) In March 2003 we spent $65.0 million ($63.5 million capitalized to rig equipment and $1.5 million added to inventory) for the acquisition of the Ocean Patriot, a third-generation semisubmersible drilling rig. In December 2002 we spent $68.5 million ($67.0 million capitalized to rig equipment and $1.5 million added to inventory) for the acquisition of another third-generation semisubmersible drilling rig, the Ocean Vanguard.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     We issued the old notes on August 27, 2004, in a private placement to a limited number of qualified institutional buyers as defined under the Securities Act, persons outside the United States and institutional accredited investors as defined under the Securities Act. In connection with this original issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your old notes for a like principal amount of registered notes. We agreed in the registration rights agreement to use our best efforts to commence and complete the exchange offer promptly, but no later than 45 days after the registration statement has become effective, and to hold the exchange offer open for at least 30 days. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided below under "-- Registration

Rights." Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to our current report on Form 8-K filed on September 1, 2004. Notwithstanding anything to the contrary set forth in this prospectus, this exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our "affiliate" within the meaning of Rule 405 under the Securities Act or (b) you are a broker-dealer that acquired old notes directly from us.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representations to us that:

          (1) the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

          (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

     If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives registered notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution."

  REGISTRATION RIGHTS

     If:

          (1) on or before the completion of the exchange offer, the existing SEC interpretations are changed such that the registered notes would not in general be freely transferable under the Securities Act on such date;

          (2) the exchange offer has not been completed by April 9, 2005; or

          (3) a holder of notes notifies us in writing prior to the 20th day following consummation of the exchange offer that the exchange offer is not available to such holder,

we have agreed to file, in lieu of (or, in the case of clause (3), in addition to) conducting the exchange offer, as soon as reasonably practicable (but no later than 60 days after the time such obligation to file arises), a registration statement, which we refer to as the shelf registration statement, under the Securities Act. If filed, the shelf registration statement will relate to a "shelf" registration pursuant to Rule 415 under the Securities Act, which we refer to as the resale registration, of the notes for resale by holders of such notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our reasonable efforts to cause the shelf registration statement to become effective within 120 days following the date, if any, that such shelf registration statement is filed and to keep such shelf registration statement continuously effective until the earlier of two years following the effective date of such shelf registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction.

     We will, in the event of the resale registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the resale registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of notes that sells such notes pursuant to the resale registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). Although we intend to file the registration statement previously described, if it is required, we cannot assure you that the registration statement will be filed or, if filed, that it will become effective.

     The registration rights agreement provides, among other things, that if we default in our obligations to take required actions to make the exchange offer within certain required time periods, or if any exchange offer registration statement or shelf registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective during the periods specified in the registration rights agreement (except as specifically permitted therein) without being succeeded promptly by an additional registration statement filed and declared effective, any of which events we refer to as a registration default, then we will pay to the holders of notes, as liquidated damages, for the period from the occurrence of the registration default until such time as no registration default is in effect, an amount per annum equal to 0.25% of the aggregate principal amount of such notes during the first 90-day period following the occurrence of such registration default and a per annum rate of 0.50% thereafter for any remaining period in which a registration default continues. In no event will the interest rate in respect of a registration default exceed 0.50% per year. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest.

     The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your rights as holders of the notes. You can receive a copy of the registration rights agreement upon request to us at the address or telephone number set forth above under "Where You Can Find More Information."

CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer, if you have not tendered your old notes, or if you have tendered and subsequently withdrawn your old notes, you will not have any further registration rights, except in the limited circumstances set forth above. Your old notes will continue to be subject to restrictions on transfer. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to the registration requirements under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. In addition, the tender of old notes in the exchange offer will reduce the principal amount of the old notes outstanding. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer and this may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold following completion of the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your notes, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. We will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the registered notes are substantially identical in all material respects as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer and the registered notes will not be entitled to the additional interest payment provisions relating only to the old notes. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single series of securities for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

     As of the date of this prospectus, $250.0 million aggregate principal amount of old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender or the failure of any of the conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder promptly after the time of expiration. The conditions to the exchange offer are listed below under the heading "-- Conditions."

     You will not be required to pay brokerage commissions or fees or, except as set forth below under "-- Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses" below.

     In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters' rights. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

EXPIRATION; AMENDMENTS

     The exchange offer will expire at 5:00 P.M., New York City time, on
          , 2005, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of outstanding notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration for the exchange offer.

     We also reserve the right, in our sole discretion,

          (1) to delay accepting any old notes or, if any of the conditions set forth below under "-- Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

          (2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies.

     Except as specified in the first paragraph under this heading, we will make a public announcement of any such delay in acceptance, extension, termination or amendment as promptly as practicable. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a prospectus supplement that will be distributed to the registered holders of the notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to 10 business days period.

     We will make a timely release of a public announcement of any delay, extension, termination or amendment to the exchange offer to an appropriate news agency.

PROCEDURES FOR TENDERING

  BOOK ENTRY INTERESTS

     The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent prior to the time of expiration either:

          (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

     In addition, in order to deliver old notes held in the form of book-entry interests:

          (1) a timely confirmation of book-entry transfer of those notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the time of expiration; or

          (2) you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

  CERTIFICATED OLD NOTES

     Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated old notes:

          (1) the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

          (2) you must comply with the guaranteed delivery procedures described below.

  PROCEDURES APPLICABLE TO ALL HOLDERS

     If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your notes.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an "eligible institution," unless:

          (1) old notes tendered in the exchange offer are tendered either:

             (A) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the holder's applicable letter of transmittal; or

             (B) for the account of an eligible institution; and

          (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If the letter of transmittal for your notes is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal for your notes or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal for your notes proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal for your notes, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1) you improperly tender your old notes;

          (2) you have not cured any defects or irregularities in your tender;
     and

          (3) we have not waived those defects, irregularities or improper tender.

The exchange agent will return your notes, unless otherwise provided in the letter of transmittal for your notes, as soon as practicable following the expiration of the exchange offer.

     We reserve the right in our sole discretion to:

          (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

          (2) terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

          (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering in the exchange offer, you will represent to us that, among other things:

          (1) the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer;

          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

          (4) you are not our "affiliate," as defined in Rule 405 under the Securities Act.

     In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal for your notes and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations specified above occurs, you may tender if:

          (1) you tender through an eligible institution;

          (2) prior to the time of expiration, the exchange agent receives from an eligible institution a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes and notice of guaranteed delivery for your notes, substantially in the form provided by us; and

          (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal for your notes, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery for your notes.

     The notice of guaranteed delivery for your notes may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of old notes you are tendering; and

          (3) a statement that your tender is being made by the notice of guaranteed delivery for your notes and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

             (A) the certificates for all certificated old notes being tendered, in proper form for transfer, or a book-entry confirmation of tender;

             (B) a written or facsimile copy of the letter of transmittal for your notes, or a book-entry confirmation instead of the letter of transmittal; and

             (C) any other documents required by the letter of transmittal for your notes.

BOOK-ENTRY TRANSFER

     The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver a book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occurs:

          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to the time of expiration.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "-- Exchange Agent" prior to the time of expiration.

     The notice of withdrawal must:

          (1) state your name;

          (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;

          (3) be signed by you in the same manner as you signed the letter of transmittal for your notes when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

          (4) specify the name in which the old notes are to be registered, if different from yours.

     We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time prior to the time of expiration.

CONDITIONS

     Despite any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer if, at any time before completion of the exchange offer, in our reasonable judgment the exchange offer, or the making of any exchange by a holder of old notes, would violate any applicable law, regulation or interpretation of the staff of the SEC or would be prohibited or impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer. In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described above under "-- Procedures for Tendering -- Procedures Applicable to All Holders" and in the letter of transmittal.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to the terms of the registration rights agreement and applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws to extend the expiration of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange.

EXCHANGE AGENT

     We have appointed JPMorgan Chase Bank, N.A. as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal for your notes and other related documents should be directed to the exchange agent addressed as follows:

                        By Certified or Registered Mail:
                           JPMorgan Chase Bank, N.A.
                          Institutional Trust Services
                                 P.O. Box 2320
                            Dallas, Texas 75221-2320
                             Attention: Frank Ivins

                        By Hand or by Overnight Carrier:
                           JPMorgan Chase Bank, N.A.
                          Institutional Trust Services
                          2001 Bryan Street, 9th Floor
                              Dallas, Texas 75221
                             Attention: Frank Ivins

                                 By Facsimile:
                        (For Eligible Institutions Only)
                                 (214) 468-6494
                             Confirm by telephone:
                                 (214) 468-6464

FEES AND EXPENSES

     We will pay the cash expenses to be incurred in connection with the exchange offer. We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made by facsimile, e-mail, in person or by telephone by our officers and employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax. The exchange agent will retain possession of new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the registered notes.

                      DESCRIPTION OF THE REGISTERED NOTES

     We will issue the registered notes pursuant to the principal indenture, dated as of February 4, 1997, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee, which we refer to as the trustee, as supplemented by the fourth supplemental indenture dated as of August 27, 2004, under which we issued the old notes. We refer to the principal indenture, as so supplemented, as the indenture. We refer to the old notes and the registered notes collectively as the notes. The old notes and the registered notes constitute the same series of notes under the indenture governing the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is only a summary of the provisions of the indenture and the registered notes that we consider material. It does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture and the form of the notes in their entirety because they, and not this description, define your rights as holders of the notes. You can receive a copy of the indenture upon request to us at the address or telephone number set forth above under "Where You Can Find More Information." As used in this description, all references to "our company" or to "we," "us" or "our" mean Diamond Offshore Drilling, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

     The registered holder of a note will be treated as the owner of it for all purposes under the terms of the indenture. Only registered holders will have rights under the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The notes:

     - will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount;

     - will be limited to $250,000,000 aggregate principal amount;

     - will mature on September 1, 2014; and

     - will accrue interest at a rate of 5.15% per year from August 27, 2004 or from the most recent interest payment date to which interest has been paid or duly provided, payable semiannually in arrears on March 1 and September 1 of each year, beginning March 1, 2005.

     Interest will be paid to the person in whose name a note is registered at the close of business on the February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

     If any interest payment date, maturity date, redemption date or purchase date of a note falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date, redemption date or purchase date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

     The notes are redeemable prior to maturity, as described below under "-- Optional Redemption," and do not have the benefit of a sinking fund. Principal of and interest on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. The notes may be presented for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Maturity or redemption of a note will cause interest, if any, to cease to accrue on such note. We may not reissue a note that has matured or has been redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

RANKING OF NOTES

     The notes are unsecured and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. However, we are a holding company and, in addition to being subordinated to secured obligations, the notes will be effectively subordinated to all existing and future obligations of our subsidiaries. See "Risk
Factors -- Risks Relating to the Registered Notes and the Exchange Offer -- Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the notes." As of September 30, 2004, we had approximately $1,176.6 million of total indebtedness outstanding. As of September 30, 2004, our subsidiaries had approximately $24.8 million of outstanding obligations.

OPTIONAL REDEMPTION

     The notes will be redeemable at our option, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or
(2) the sum, as determined by the Quotation Agent, as defined below, of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the notes to be redeemed (excluding interest accrued to the redemption date), which we refer to as the Remaining Life, discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 20 basis points, which we refer to as the Make-Whole Premium, plus, in either case, accrued and unpaid interest on the principal amount of the notes redeemed to the date of redemption. If money sufficient to pay the redemption price of and accrued interest on all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

     "Comparable Treasury Issue" means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life as of the applicable redemption date.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means the Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealer" means Goldman, Sachs & Co. and its successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City, we will substitute therefor another primary U.S. Government securities dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the annual rate equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata, or by another method the trustee considers fair and appropriate.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The indenture provides that we may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

     - the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding notes and the performance of every covenant in the indenture to be performed or observed by us;

     - immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

     In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the notes, with the same effect as if it had been named in the indenture as our company.

COVENANTS

     The indenture contains certain covenants that will be applicable (unless waived or amended) so long as any of the notes are outstanding.

     In the following discussion, when we refer to our "drilling rigs and drillship," we mean any drilling rig or drillship (or the stock or indebtedness of any Subsidiary, as defined in the indenture, owning such a drilling rig or drillship) that we or one of our Subsidiaries leases as lessee, or owns greater than a 50% interest in, that our Board of Directors deems of material importance to us and that has a net book value greater than 2% of Consolidated Net Tangible Assets. When we refer to "Consolidated Net Tangible Assets," we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with generally accepted accounting principles.

  LIMITATION ON LIENS

     In the indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillship, unless we secure the notes equally and ratably with the debt secured by the lien. This covenant has exceptions that permit:

     - liens already existing on the date the notes are issued;

     - liens on property existing at the time we acquire the property or liens on property of a corporation or other entity at the time it becomes a Subsidiary;

     - liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any property, if the debt was incurred prior to, at the time of or within 12 months after that event, and to the extent that debt is in excess of the purchase price or cost, recourse on the debt is only against that property;

     - liens securing intercompany debt;

     - liens in favor of a governmental entity to secure either:

      - payments under any contract or statute; or

      - industrial development, pollution control or similar indebtedness;

     - liens imposed by law such as mechanic's or workmen's liens;

     - governmental liens under contracts for the sale of products or services;

     - liens under workers compensation laws or similar legislation;

     - liens in connection with legal proceedings or securing taxes or assessments;

     - good faith deposits in connection with bids, tenders, contracts or leases;

     - deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

     - any extensions, renewals or replacements of the above-described liens if both:

      - the amount of debt secured by the new lien does not exceed the amount of debt secured, plus any additional debt used to complete the project, if applicable; and

      - the new lien is limited to all or a part of the property (plus any improvements) secured by the original lien.

     In addition, without securing the notes as described above, we may create, assume or allow to exist secured debt that this covenant would otherwise restrict in an aggregate amount that does not exceed a "basket" equal to 10% of our Consolidated Net Tangible Assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the "basket" amount all of our other secured debt that this covenant would otherwise restrict and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the "Limitation on Sale and Lease-Back Transactions" covenant described below if this exception did not apply.

  LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

     We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

     - we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the "Limitation on Liens" covenant described above; or

     - within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to either:

      - the acquisition of any drilling rig or drillship; or

      - the retirement (including by redemption, defeasement, repurchase or otherwise) of long-term debt or other debt maturing more than one year after its creation, in each case ranking equally with the notes.

     When we use the term "sale and lease-back transaction," we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases no longer than five years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

EVENTS OF DEFAULT; WAIVER AND NOTICE

     An event of default is defined in the indenture as:

          (a) default for 30 days in payment of any interest on the notes or in payment of any liquidated damages under the registration rights agreement described under "The Exchange Offer -- Purpose and Effect -- Registration Rights";

          (b) default in payment of principal of the notes at maturity or the redemption price, when the same becomes due and payable;

          (c) default in the payment (after any applicable grace period) of any indebtedness for money borrowed by our company or a Subsidiary in excess of $25.0 million principal amount (excluding such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which Subsidiary is nonrecourse to our company or any other Subsidiary) or default on such indebtedness that results in the acceleration of such indebtedness prior to its express maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

          (d) default by us in the performance of any other covenant contained in the indenture for the benefit of the notes that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture; and

          (e) certain events of bankruptcy, insolvency and reorganization of our company or a Significant Subsidiary.

     When we refer to a "Significant Subsidiary," we mean any Subsidiary, the Net Worth of which represents more than 10% of the Consolidated Net Worth of our company and our Subsidiaries. The terms "Net Worth" and "Consolidated Net Worth" are defined in the indenture.

     The indenture provides that:

     - if an event of default described in clause (a), (b), (c) or (d) above (if the event of default under clause (d) is with respect to less than all series of debt securities issued under the principal indenture and then outstanding) has occurred and is continuing with respect to a series of debt securities issued under the principal indenture and then outstanding, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of debt securities originally issued at a discount, the portion thereof that represents the issue price plus the accrued original issue discount where we have not previously elected to pay interest in cash or, if such securities have been converted to interest-bearing securities following a tax event, the restated principal amount plus accrued and unpaid interest) of the debt securities of the affected series and the interest accrued thereon, if any, to be due and payable immediately; and

     - if an event of default described in clause (d) above (if the event of default under clause (d) is with respect to all series of debt securities issued under the principal indenture and then outstanding) has occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of all debt securities issued under the principal indenture and then outstanding (treated as one class) may declare the principal (or, in the case of the debt securities originally issued at a discount, the portion thereof that represents the issue price plus the accrued original issue discount where we have not previously elected to pay interest in cash or, if such securities have been converted to interest-bearing securities following a tax event, the restated principal amount plus accrued and unpaid interest) of all debt securities issued under the principal indenture and then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or any interest on, such debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding. If an event of default described in clause (e) occurs and is continuing, then the principal amount (or, in the case of debt securities originally issued at a discount, such portion of the principal amount that represents the issue price plus the accrued original issue discount where we have not previously elected to pay interest in cash or, if such securities have been converted to interest-bearing securities following a tax event, the restated principal amount plus accrued and unpaid interest) of all the debt securities issued under the principal indenture and then outstanding and all accrued interest thereon shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

     Under the indenture the trustee must give to the holders of notes notice of all uncured defaults known to it with respect to the notes within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on or any interest on, any of the notes, or default in the payment of any sinking or purchase fund installment or analogous obligations, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes.

     No holder of any notes may institute any action under the indenture unless:

     - such holder has given the trustee written notice of a continuing event of default with respect to the notes;

     - the holders of not less than 25% in aggregate principal amount of the notes then outstanding have requested the trustee to institute proceedings in respect of such event of default;

     - such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

     - the trustee has failed to institute an action for 60 days thereafter; and

     - no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of notes.

     The holders of a majority in aggregate principal amount of the notes affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

     We must furnish to the trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of our company to the effect that a review of our activities during such year and of our performance under the indenture and the terms of the notes has been made, and, to the best of the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

     For the purposes of determining whether the holders of the requisite principal amount of notes have taken any action herein described, the principal amount of notes will be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE INDENTURE

     We and the trustee may, without the consent of the holders of the debt securities issued under the principal indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

     - to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debt securities of any series;

     - to add covenants of our company, or surrender any rights of our company, for the benefit of the holders of debt securities of any or all series;

     - to cure any ambiguity, omission, defect or inconsistency in such indenture;

     - to establish the form or terms of any series of debt securities, including any subordinated securities;

     - to evidence and provide for the acceptance of any successor trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

     - to provide any additional events of default.

     With certain exceptions, the indenture or the rights of the holders of the notes may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

     - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any note, or reduce the principal amount thereof or the rate of regular interest or any premium thereon, or change the method of computing the amount of principal thereof or the rate of interest thereon on any date or change any place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be) or adversely affect the repurchase or redemption provisions in the indenture;

     - reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

     - modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by our company.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     We will issue notes only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. We will not issue notes in bearer form.

  GLOBAL NOTES

     The registered notes initially will be represented by one or more notes in registered, global form without interest coupons, which we refer to as the global notes. We will deposit the global notes upon issuance with the trustee as custodian for DTC in New York, New York, and register the global notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for Notes in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Notes for Certificated Notes."

  EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     You may not exchange your beneficial interest in a global note for a note in certificated form unless:

     - DTC (a) notifies us that it is unwilling or unable to continue as depository for the global note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depository;

     - we at any time and in our sole discretion determine not to have notes represented by a global note; or

     - an Event of Default shall have occurred and be continuing with respect to the notes.

     In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

  CERTAIN BOOK-ENTRY PROCEDURES

     The description of the operations and procedures of DTC that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or participants, and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants.

     DTC has advised us that its current practice, upon the issuance of the global notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Notes for Certificated Notes," you will not be entitled to have any portions of a global note registered in your name, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or holder of a global note (or any note represented thereby) under the indenture governing the notes.

     You may hold your interests in the global notes directly through DTC, if you are a participant in such system, or indirectly through organizations which are participants in such system. All interests in a global note will be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     We will make payments of the principal of, premium, if any, and interest on global notes to DTC or its nominee as the registered owner thereof. Neither we nor the trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

     Interests in the global notes will trade in DTC's settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to DTC's participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences relating to the exchange of an old note for a registered note in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. In addition, this summary is limited to a beneficial owner of an old note who holds the old note, and will hold the registered note, as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. In general, a "capital asset" is an asset held for investment.

     The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated under the Code, and rulings, judicial decisions and administrative interpretations under the Code, as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

     For United States federal income tax purposes, the exchange of an old note for a registered note in the exchange offer will not constitute a taxable event. Accordingly, the exchange offer should have no United States federal income tax consequences to you. There will be no change in your tax basis and your holding period will carry over to the registered notes, and the United States federal income tax consequences of owning and disposing of the registered notes will be the same as those applicable to the old notes.

     The preceding discussion of United States federal income tax consequences of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to the particular tax consequences to it of exchanging an old note for a registered note, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

                              PLAN OF DISTRIBUTION

     Broker-dealers that acquired the old notes tendered by them in exchange for registered notes directly from us may not resell the registered notes unless they have been registered for resale under the Securities Act or are resold in compliance with an applicable exemption from the registration requirements of the Securities Act. Broker-dealers that acquired old notes as a result of market-making or other trading activities and received registered notes for their own account in exchange for those old notes must acknowledge that they will deliver a prospectus in connection with any resale of those registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes, where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the time of expiration, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales by that broker-dealer.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale by a broker-dealer may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from that broker-dealer or the purchasers of any registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of those registered notes and any commission or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the time of expiration we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement other than agency fees and commissions attributable to the sale of notes, and we will indemnify the holders of the notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                                 LEGAL MATTERS

     The validity of the registered notes will be passed upon for us by Duane Morris LLP, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from Diamond Offshore Drilling, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Diamond Offshore Drilling, Inc.'s change in method of accounting for goodwill in 2002 to conform to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

Where You Can Find More Information.....    i
Prospectus Summary......................    1
Risk Factors............................    8
Special Note Regarding Forward-Looking
  Statements............................   12
Use of Proceeds.........................   14
Ratio of Earnings to Fixed Charges......   15
Selected Consolidated Financial Data....   16
The Exchange Offer......................   16
Description of the Registered Notes.....   25
Certain United States Federal Income Tax
  Consequences..........................   35
Plan of Distribution....................   35
Legal Matters...........................   36
Experts.................................   36

     EACH BROKER-DEALER WHO HOLDS OLD NOTES ACQUIRED FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WHO RECEIVES REGISTERED NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR SUCH OLD NOTES PURSUANT TO THE EXCHANGE OFFER MUST DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH REGISTERED NOTES.

                                  $250,000,000

                     (DIAMOND OFFSHORE DRILLING, INC. LOGO)
                                DIAMOND OFFSHORE
                                 DRILLING, INC.
                    OFFER TO EXCHANGE ALL OF THE OUTSTANDING
                    5.15% SENIOR NOTES DUE SEPTEMBER 1, 2014

                                      FOR

                    5.15% SENIOR NOTES DUE SEPTEMBER 1, 2014
                  REGISTERED UNDER THE SECURITIES ACT OF 1933
               --------------------------------------------------

                             PRELIMINARY PROSPECTUS
               --------------------------------------------------
                                          , 2005

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Our amended and restated certificate of incorporation contains a provision that, in substance, provides for indemnification as set forth above. In addition, our amended and restated by-laws provide that we will indemnify all persons we may indemnify pursuant to Section 145 of the DGCL to the fullest extent permitted and in the manner prescribed by Section 145, and pay certain expenses incurred by an indemnitee in defending any proceeding.

     As permitted by the DGCL, our amended and restated certificate of incorporation contains a provision that, in substance, provides that directors of our company shall have no personal liability to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

     The Purchase Agreement between us and Goldman, Sachs & Co., as initial purchaser of the old notes, provides that the initial purchaser is obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

     In addition, we have an existing directors and officers liability insurance policy.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

  4.1     Indenture, dated as of February 4, 1997, between Diamond
          Offshore Drilling, Inc. (the "Company") and The Chase
          Manhattan Bank, as Trustee (incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-K for
          the fiscal year ended December 31, 2001).
  4.2     Fourth Supplemental Indenture, dated as of August 27, 2004, between the Company and JPMorgan Chase Bank, as Trustee,
          including form of note (incorporated by reference to Exhibit
          4.2 to the Company's Current Report on Form 8-K filed
          September 1, 2004).
  4.3     Exchange and Registration Rights Agreement, dated August 27,
          2004, between the Company and Goldman, Sachs & Co.
          (incorporated by reference to Exhibit 4.3 to the Company's
          Current Report on Form 8-K filed September 1, 2004).
  5.1*    Legal opinion of Duane Morris LLP as to the legality of the securities.
 12.1*    Computation of ratio of earnings to fixed charges for the
          nine-month period ended September 30, 2004 and each of the years in the five-year period ended December 31, 2003.
 23.1*    Consent of Deloitte & Touche LLP.
 23.2*    Consent of Duane Morris LLP (included in Exhibit 5.1).
 24.1*    Powers of Attorney (set forth on the signature page to this
          Registration Statement).
 25.1*    Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939, as amended, of JPMorgan Chase Bank,
          N.A., as trustee under the indenture, on Form T-1.
 99.1*    Form of Letter of Transmittal.
 99.2*    Form of Notice of Guaranteed Delivery.
 99.3*    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
 99.4*    Form of Broker's Letter to Clients.

---------------

* Filed herewith

     (b) Financial Statement Schedules. Financial statement schedules are omitted because they are either not required or are not applicable or because equivalent information has been incorporated herein by reference or included in the financial statements, the notes thereto or elsewhere herein.

     (c) There are no reports, opinions or appraisals included herein.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on December 30, 2004.

                                          DIAMOND OFFSHORE DRILLING, INC.

                                          By:   /s/ LAWRENCE R. DICKERSON
                                            ------------------------------------
                                                   Lawrence R. Dickerson
                                               President and Chief Operating
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby designates, constitutes and appoints each of William C. Long and Gary T. Krenek (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution (the "Attorneys-in-Fact"), for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, and hereby grants to each such Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each signatory might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                    TITLE                       DATE
                    ---------                                    -----                       ----

                /s/ JAMES S. TISCH                     Chairman of the Board and       December 30, 2004
 ------------------------------------------------       Chief Executive Officer
                  James S. Tisch                     (principal executive officer)


            /s/ LAWRENCE R. DICKERSON                  President, Chief Operating      December 30, 2004
 ------------------------------------------------         Officer and Director
              Lawrence R. Dickerson


                /s/ GARY T. KRENEK                      Vice President and Chief       December 30, 2004
 ------------------------------------------------     Financial Officer (principal
                  Gary T. Krenek                           financial officer)


                /s/ BETH G. GORDON                             Controller              December 30, 2004
 ------------------------------------------------    (principal accounting officer)
                  Beth G. Gordon


                /s/ ALAN R. BATKIN                              Director               December 30, 2004
 ------------------------------------------------
                  Alan R. Batkin


              /s/ HERBERT C. HOFMANN                            Director               December 30, 2004
 ------------------------------------------------
                Herbert C. Hofmann

                    SIGNATURE                                    TITLE                       DATE
                    ---------                                    -----                       ----


               /s/ ARTHUR L. REBELL                             Director               December 30, 2004
 ------------------------------------------------
                 Arthur L. Rebell


              /s/ RAYMOND S. TROUBH                             Director               December 30, 2004
 ------------------------------------------------
                Raymond S. Troubh


             /s/ CHARLES L. FABRIKANT                           Director               December 30, 2004
 ------------------------------------------------
               Charles L. Fabrikant


             /s/ PAUL G. GAFFNEY, II                            Director               December 30, 2004
 ------------------------------------------------
               Paul G. Gaffney, II

                                 EXHIBIT INDEX

  4.1     Indenture, dated as of February 4, 1997, between Diamond
          Offshore Drilling, Inc. (the "Company") and The Chase
          Manhattan Bank, as Trustee (incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-K for
          the fiscal year ended December 31, 2001).
  4.2     Fourth Supplemental Indenture, dated as of August 27, 2004, between the Company and JPMorgan Chase Bank, as Trustee,
          including form of note (incorporated by reference to Exhibit
          4.2 to the Company's Current Report on Form 8-K filed
          September 1, 2004).
  4.3     Exchange and Registration Rights Agreement, dated August 27,
          2004, between the Company and Goldman, Sachs & Co.
          (incorporated by reference to Exhibit 4.3 to the Company's
          Current Report on Form 8-K filed September 1, 2004).
  5.1*    Legal opinion of Duane Morris LLP as to the legality of the securities.
 12.1*    Computation of ratio of earnings to fixed charges for the
          nine-month period ended September 30, 2004 and each of the years in the five-year period ended December 31, 2003.
 23.1*    Consent of Deloitte & Touche LLP.
 23.2*    Consent of Duane Morris LLP (included in Exhibit 5.1).
 24.1*    Powers of Attorney (set forth on the signature page to this
          Registration Statement).
 25.1*    Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939, as amended, of JPMorgan Chase Bank,
          N.A., as trustee under the indenture, on Form T-1.
 99.1*    Form of Letter of Transmittal.
 99.2*    Form of Notice of Guaranteed Delivery.
 99.3*    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
 99.4*    Form of Broker's Letter to Clients.

---------------

* Filed herewith